Exhibit 23.7
Consent of CRU International Inc.
July 21, 2009
This confirms that CRU consents to the reference to CRU’s name and to CRU’s report(s) relating to the Silicon Metal Industry as specified in this concurrent Registration Statement on Form S-1 of Globe Specialty Metals, Inc. and any amendments thereto.
/s/ Irv Adler

Irv Adler
VP Business Development — North America
CRU International Inc.
1106 Amalfi Drive
West Chester, PA 19380
USA